Exhibit 1.01

Allegro MicroSystems, Inc. – 2023 Conflict Minerals Report

Introduction

This Conflict Minerals Report of Allegro MicroSystems, Inc. (the “Company”, “Allegro”, “we”, or “our”), for the year ended December 31, 2023 (the “Report”), is presented in compliance with Rule 13p-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Report should be read in conjunction with the definitions set forth by the Securities and Exchange Commission (the “SEC”) within the Form SD – Specialized Disclosure Report – Instructions. “Conflict Minerals” or “3TG” refers to the four specific metals, tantalum, tin, tungsten, and gold, regardless of country of origin or whether they benefit, or finance, armed conflict and violence.

Rule 13p-1 of the Exchange Act imposes reporting obligations for SEC reporting companies whose products contain Conflict Minerals that are necessary to the functionality or production of their products. Such companies must, in good faith, conduct a reasonable country of origin inquiry (the “RCOI”) designed to determine the country of origin of the Conflict Minerals. If the Conflict Minerals necessary for the functionality or production of a company’s products may have originated in the Democratic Republic of the Congo, and adjoining countries (the “Covered Countries”), and may not be solely from recycled or scrap resources, a company must also conduct due diligence on the source and chain of custody of those Conflict Minerals to determine if the Conflict Minerals benefitted, or financed, armed conflict and violence.

For the year ended December 31, 2023, the Company has determined that Conflict Minerals were necessary to the functionality and production of our products and has conducted a RCOI, as described in this Report. Based on the RCOI, some of the Conflict Minerals used in the Company’s products may have originated in the Covered Countries and may not have only originated from scrap and recycled sources. The Company performed due diligence measures on the source and chain of custody of these Conflict Minerals, as described in this Report.

This Report describes our products and the review and diligence process undertaken for products that were manufactured or contracted to be manufactured during calendar year 2023 and that contain Conflict Minerals. Pursuant to the April 29, 2014 “Statement on the Effect of the Recent Court of Appeals Decision on the Conflict Minerals Rule,” issued by Keith F. Higgins, Director, SEC Division of Corporate Finance, the Company is not required to describe its products as “DRC Conflict Free” or “DRC Conflict Undeterminable.” Moreover, the Company is not required to obtain, and has not obtained, an independent private sector audit of this Report.

For important disclosures regarding the website references and forward-looking statements contained in this Report, please see the section of the Report titled “Additional Information.”

Company and Product Descriptions

The Company is a leading global designer, developer, fabless manufacturer and marketer of sensor integrated circuits (“ICs”) and application-specific analog power ICs enabling important emerging technologies in the automotive and industrial markets. The Company is a leading supplier of magnetic sensor IC solutions worldwide based on market share, driven by its market leadership in the automotive market. The Company’s products are foundational to automotive and industrial electronic systems. Sensor ICs designed and developed by the Company enable customers to precisely measure motion, speed, position and current, while the Company’s power ICs include high-temperature and high-voltage capable motor drivers, power management ICs, light emitting diode driver ICs and isolated gate drivers.

Our product portfolio includes over 1,000 products across a range of high-performance analog mixed-signal semiconductors and includes magnetic sensor ICs, and power ICs. We apply our deep technology know-how to deliver magnetic sensing IC and power IC solutions to: (i) sense speed, position, and current and to enable electric powertrains, improve vehicle fuel efficiency and CO2 emissions, enable safer cars through advanced driver assistance systems and safety features, and enhance factory automation and clean energy systems; (ii) regulate systems to improve safety and power efficiency and ultimately reduce solution size; and (iii) drive motors through our advanced, proprietary algorithms that provide industry-leading reliability and energy efficiency, with minimal audible noise and vibration.

For calendar year 2023, our in-scope products that contain Conflict Minerals that may have originated from a Covered Country included both our magnetic sensor and power ICs. Conflict Minerals were necessary to the functionality and production of our ICs for the year ended December 31, 2023.

Overview of Allegro’s Ethical Minerals Program

We are committed to the ethical and responsible sourcing of minerals and have enacted our Ethical Minerals Sourcing Policy to prevent the 3TG procured for manufacturing from directly, or indirectly, benefitting armed groups, violence, or human rights violations in the Covered Countries. Our Ethical Minerals Sourcing Policy is publicly available on our website (https://www.allegromicro.com/en/design-support/quality-and-environment under “Policies and Declarations”). This policy, which includes Conflict Minerals, Cobalt and Mica, is the foundation for our ethical minerals program and is designed to improve mineral sourcing decisions through:

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Installing company-wide programs and procedures supporting the Responsible Minerals Initiative (“RMI”) aimed at eradicating armed conflict, violence, and human right violations.
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Mapping mineral supply chains and minerals sources utilizing RCOI data, smelter databases, and the Responsible Minerals Assurance Program (“RMAP”) to identify smelters or refiners (“SORs”) as conformant to the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict Affected High Risk Areas (the “OECD Guidance”).
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Requiring suppliers to have a policy or program in place that aims to have all 3TG utilized ethically sourced, conflict free and reported to stakeholders within the Conflict Minerals Reporting Template (“CMRT”).
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Working to improve 3TG sourcing decisions and communicating with stakeholders concerning 3TG mineral supply chain changes that need attention.
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Taking corrective actions to enable ethical sourcing and a conflict-free 3TG supply chain.
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When SOR facilities cannot be confirmed or denied as sourcing from Covered Countries, those suppliers may be audited and subjected to an executive decision on future sourcing options.

Reasonable Country of Origin Inquiry

RCOI Process

For the year ended December 31, 2023, we utilized the following process to conduct our RCOI. We conducted an annual survey utilizing the CMRT to survey our supply chain for any Conflict Minerals necessary for production and manufacturing to identify the SOR facilities our suppliers use when manufacturing our products. Any suppliers that may use Conflict Minerals were identified, provided our Ethical Minerals Sourcing Policy and the latest version of the CMRT, and asked to complete and return the CMRT. Submitted supplier CMRTs were then reviewed for accuracy and completeness. Any areas of concern were identified to the supplier for more details and any amendments. The SOR facilities were then cross-checked with the RMI facilities database, which contains the current status of all facilities as active and conformant. For any facilities identified to not be active and conformant to RMAP, or another responsible mineral validation program, we attempted to contact the SOR facility directly to request that the country of origin be identified for the Conflict Minerals used in the manufacturing of our products. As part of that outreach, we encouraged the contacted SOR facility to engage in the RMI’s RMAP. We also encouraged our suppliers to contact the SOR facility to engage in the RMI’s RMAP. All RCOI surveys and direct communications with SOR facilities were retained within our compliance database and reviewed.

RCOI Results

The results of our RCOI for the year ending December 31, 2023, are as follows:

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100% of suppliers identified as utilizing Conflict Minerals that are necessary for the production and manufacturing of our parts provided responses to the CMRT.
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157 SOR facilities were identified on suppliers’ CMRTs. Eight of these SOR facilities were removed from the supply chain during the due diligence process. Of these eight SOR facilities, six were found to have temporarily or permanently ceased operations, and two facilities were found to be nonconformant as a result of allowing their audit cycles to lapse.
o
Of the 149 SOR facilities remaining, we have reason to believe that 34 may have sourced Conflict Minerals from the Covered Countries and have confirmed, per the RMI, that all 34 are in conformance with RMAP. Of the 149 facilities, 148 were audited by the RMI and validated against RMAP as conformant facilities. On December 19, 2023, the remaining SOR facility filed a declaration of ceased/suspended operations with the RMI became inactive. This facility was previously conformant to the RMI’s RMAP before ceasing operations. We continue to engage with the applicable supplier to confirm its removal from the supply chain.

Based on the RCOI conducted by the Company described above, we have reason to believe that some of the Conflict Minerals used in the Company’s products may have originated in the Covered Countries and may not have only originated from scrap and recycled sources. Therefore, we exercised due diligence on the source and chain of custody of Conflict Minerals, in accordance with our ethical minerals program.

Design of Allegro’s Ethical Minerals Program and Due Diligence Process

Allegro has implemented management systems and due diligence processes, including an internal written procedure (our “Ethical Minerals Program”) as a key component for supply chain management, compliance disclosures, and reporting as related to the Conflict Minerals necessary to the functionality or production of products that the Company manufactures and contracts to manufacture. Our Ethical Minerals Program is designed to conform with the five-step framework contained in the OECD Guidance. Our Ethical Minerals Program works in connection with our Supplier Code of Conduct, which is publicly available on our website (https://www.allegromicro.com/en/about-allegro/corporate-responsibility).

Ethical Minerals Program

The following is a summary of the steps we take as part of our Ethical Minerals Program, as it related to the OECD Guidance:

Step 1: Maintain strong company management systems

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Ethical Mineral Sourcing Policy: We maintain a supply chain mineral sourcing policy that is regularly reviewed and updated. The scope of this policy is minerals that originate from conflict affected high risk areas identified by the OECD (“CAHRAs”), including the Covered Countries. This policy is aligned to the OECD Guidance, requires our suppliers to have a similar policy in place, and establishes the importance of responsible mineral supply chains to Allegro. This policy is publicly available on our website (https://www.allegromicro.com/en/design-support/quality-and-environment under “Policies and Declarations”).
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Internal Ethical Minerals Team: We established an internal team that is tasked with enforcing our Ethical Minerals Sourcing Policy and implementing our Ethical Minerals Program. The Company’s Director of Quality Management Systems leads our Ethical Minerals Program, reporting to our Vice President of Quality. Our internal team is supported by the Senior Vice President of Global Operations and Quality. The internal team provides reports every other week to stakeholders and the Director of Quality Management Systems, and monthly reports to the Vice President of Quality and the Senior Vice President of Global Operations and Quality (the Vice President of Quality, together with the Senior Vice President of Global Operations and Quality, the “Operations Leadership Team”) to manage the supply chain. These monthly reports include any escalations related to nonconformant SORs that cannot be removed from the supply chain, metrics on CMRTs and Extended Minerals Reporting Templates (“EMRTs”), and information on any suppliers whom we have not been able to obtain a CMRT from. In 2023, no internal quarterly reporting was necessary regarding nonconformant SORs that cannot be removed from the supply chain or unresponsive CMRTs because we did not have any instances of either of these types of events occurring.
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RMI Membership: We are a member of the Responsible Business Alliance and a full member of the RMI. As regular participants in RMI’s members-only meetings and work groups, we benefit from industry-wide learning and can engage with other industry stakeholders. An integral part of our Ethical Minerals Program is the RCOI data the RMI provides to us in connection with our risk assessment and due diligence practices.
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Supplier Compliance Management System: A third-party management system is maintained by our internal ethical minerals team and is utilized for the approval or rejection of a supplier’s compliance documents, including the CMRT and EMRT. This is a multi-tiered approval system that has numerous controls in place to ensure compliance records are acceptable according to Company policies. This database is used to internally maintain records that are related to the responsible souring of minerals, including annual and ad hoc updates.
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Due Diligence Tools: We utilize the latest CMRT published by the RMI to survey our suppliers, map our supply chain, and identify the SORs that process the necessary Conflict Minerals contained in our products and the minerals’ country of origin. Our internal monitoring and control tools are used in connection with our supplier compliance management system to identify when smelters are dispositioned from the RMI’s conformant facilities list and which suppliers utilize those facilities and require engagement and supply chain updates.
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Supplier Engagement: To routinely engage with our suppliers, we have established our compliance management system to request annual updates to the CMRT, provide the supply chain with training materials, and communicate our Ethical Minerals Sourcing Policy. The training materials that are provided to our supply chain are aligned with the training provided by the RMI and are updated regularly to provide the most up to date information on the CMRT and Conflict Minerals. These training materials contain an acknowledgment letter that must be signed and returned to the Company stating that the materials have been reviewed and are understood. We have also established supplier contacts within the ethical minerals team that are directly responsible for supplier outreach. These supplier contacts utilize a report provided every other week with information from our supplier compliance management system to assist with supplier engagement. Other members of the ethical minerals team also engage with suppliers via meetings, email, and phone when additional information is required or updates are needed relating to supply chain mapping, traceability, smelter dispositions, or corrective actions. Additionally, we issue supplier scorecards that provide information on whether a supplier is meeting the Company’s expectations on Conflict Minerals and how performance can be improved.
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Objective Evidence: Documents that are directly related to Conflict Minerals are stored within our management system including the CMRT and EMRT. Our management system also serves as a record retention platform, keeping a historical archive of all past records related to Conflict Minerals.
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Company Grievance Mechanism: We implemented a grievance mechanism for our employees, suppliers, and any other stakeholders to report any concerns, anonymously, as they relate to the responsible sourcing of minerals and corporate responsibility. We also encourage our suppliers and any other stakeholder to report any grievances to the RMI. Our corporate grievance mechanism is available publicly on our website (https://investors.allegromicro.com/corporate-governance). The RMI’s grievance mechanism is available on the RMI website (https://mineralsgrievanceplatform.org/).

Step 2: Identify and assess risks in the supply chain

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Risk Assessment Scope: Our risk assessment includes reviewing data from third-party tools and information systems from the RMI, conducting annual surveys of all direct suppliers, spot checking nonconformant SOR facilities, and ensuring compliance with our Supplier Code of Conduct and Ethical Minerals Sourcing Policy. The scope of our assessment and related expectations are communicated to all suppliers within our Supplier Code of Conduct.
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Risk Assessment Tools: Our risk assessment process relies heavily on third-party tools and information systems from the RMI. The third-party tools used for assessing the risks associated with Conflict Minerals are the CMRT, RMI Facilities Database, and RCOI data. These tools are used to verify details on our suppliers’ CMRTs and identify risks from the supply chain map. We have developed the CMRT Checker Tool for crosschecking all SORs across all our suppliers’ CMRTs against the RMI’s Facilities Database. This tool allows us to monitor the applicable facilities for dispositions, request updates from suppliers when needed, and assess risks in the supply chain. The EMRT is another third-party tool that is used to assess risks in the supply chain as they are related to Cobalt and Mica, allowing for the supply chain to be mapped in a similar capacity to the CMRT.
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Annual Survey: Our risk assessment process involves conducting an annual survey of all direct suppliers to identify any Conflict Minerals in our products that may have originated in Covered Countries. This survey is designed to disclose the SORs that processed the Conflict Minerals and the country of origin. When we receive a CMRT from a supplier, it goes through an approval process within our database management system to verify the details as both accurate and complete. If there are any concerns relating to the CMRT’s accuracy or completeness, it is sent back to the supplier requesting additional details be provided. Our database management system sends notifications to customers automatically when it is time to provide an update to the CMRT. This database management system is utilized for annual and ad hoc updates of suppliers’ CMRTs and EMRTs.
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Perform Spot Checks: Spot checks are performed at SOR facilities that are not conformant to a responsible mineral sourcing validation program by attempting to have the facility engage with RMAP and allow us to review and audit their due diligence practices, mineral trade routes, chain of custody information, and mineral country of origin information, in person, virtually, or via third party auditing firms that have been approved by the RMI. When a smelting and refining facility does not allow us to perform a spot check in person or virtually, the issue is escalated to our Operations Leadership Team, and an executive decision is required to send a third-party auditing firm to the facility or remove the facility from the supply chain altogether. The RMI approved third party auditing firms are listed on the RMI’s website (https://www.responsiblemineralsinitiative.org/responsible-minerals-assurance-process/rmap-audit-firm-and-auditor-approval/)

Step 3: Execute a strategy to respond to identified risks

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Risk Management Plan: Our risk management plan is heavily reliant on the RMI’s RMAP to validate SOR facilities as active and conformant to the OECD Guidance. RMAP is designed as a due diligence measure that audits the procurement, smelting, and refining practices of facilities processing Conflict Minerals from the Covered Countries, or other CAHRAs, that may not be from recycled or scrap resources. The RCOI data provided by the RMI bimonthly allows for a RCOI to be performed to identify and respond to any location-based risks.
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Risk Monitoring: We have a monitoring, measuring, and reporting process in place to monitor risks on an ongoing basis. This process is set forth in our written ethical minerals procedure that we utilize as part of our Conflict Minerals Program. Records of supplier CMRTs that have, and have not, been obtained are monitored and reported from the compliance module and within the supplier compliance dashboard. The supplier compliance dashboard produces and distributes a report every other week detailing this information to all internal Conflict Minerals stakeholders.
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Reporting Findings: In addition to the biweekly supplier compliance dashboard report that is produced, any findings are presented to the Operations Leadership Team in a quarterly report, containing any necessary escalations related to securing the Conflict Minerals supply chain. Escalations are processed by the Operations Leadership Team to bring suppliers into conformance, otherwise they are removed from the supply chain by enforcing our Supplier Code of Conduct and Ethical Minerals Sourcing Policy.
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Report Findings to Senior Management: Status updates are provided to our Operations Leadership Team summarizing the information gathered during our annual survey for Conflict Minerals, results of the risk assessment, due diligence activities, and risk mitigation efforts.

Step 4: Carry out independent third-party audit of SORs’ due diligence practices

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Our membership to RMI allows us to utilize RMAP. RMAP is a third-party assessment of the management systems and mineral sourcing practices of SORs for compliance with OECD Guidance and RMAP standards. RMAP is an integral part of our due diligence process.
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Our membership to RMI allows us to utilize RCOI data, which is a product of RMI’s RMAP audit activities. RCOI data updates are distributed every other month for use in supply chain traceability.
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A member of our ethical minerals team is an active participant in the RMI’s workgroups that are responsible for the ongoing improvement of the RMI’s templates, programs, and initiatives.

Step 5: Report annually on supply chain due diligence

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We are not a direct purchaser of 3TG; our supply chain partners purchase 3TG on our behalf to enable us to manufacture our products. We impose our Ethical Minerals Sourcing Policy upon our supply chain, requiring them to provide a CMRT annually along with updates, as requested. After performing due diligence on a supplier’s CMRT, the CMRT is approved by the ethical minerals team members and is rolled up into our company-level CMRT, along with the approved CMRTs from our other suppliers. If the supplier CMRT is not approved, the supplier is given the opportunity to comply with our Ethical Minerals Sourcing Policy and supplier outreach begins. If supplier outreach is not successful in bringing the supplier into compliance with our Ethical Minerals Sourcing Policy, the CMRT is escalated to the leadership of the ethical minerals team. This process allows for annual updates to our company-level CMRT. If the ethical minerals team leadership is not successful in bringing the supplier into conformance with our Supplier Code of Conduct and Ethical Minerals Sourcing Policy, the supplier is removed from our supply chain.
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We prepare a Form – Specialized Disclosure Report on Conflict Minerals (“Form SD”) on an annual basis that includes the contents of our company-level CMRT, due diligence description and results, and conclusions. Our Form SD is publicly filed with the SEC and available on the SEC’s website at www.sec.gov. In addition, this Report is available on our website at https://www.allegromicro.com/en/about-allegro/corporate-responsibility/sustainability.

Supplier Outreach

Our supplier outreach efforts for the Conflict Minerals necessary for the production or manufacturing of our products for the reporting period ending December 31, 2023, are as follows:

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Conducted a survey of all applicable suppliers with the CMRT to identify the SOR facilities within our supply chain that process the Conflict Minerals necessary for the production or manufacturing of our products.
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Reviewed the CMRTs provided by suppliers for completeness and accuracy and communicated any concerns with suppliers to obtain additional information and details.
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Our response rate for supplier CMRTs was 100%.
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Validated SOR facilities as active and conformant to RMAP.
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Monitored, tracked, and reported on suppliers that fell out of conformance with our Ethical Minerals Sourcing Policy based on biweekly and monthly compliance status reports.
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Mitigated risks identified on supplier CMRTs by directly communicating with suppliers to engage SOR facilities to participate in RMAP and align to the OECD Guidance.
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Our ethical minerals team received quarterly consultations from a third-party consulting firm to review our Ethical Minerals Program and align with industry best practices.

Results of Due Diligence Process

The results of our due diligence efforts for the reporting period ending December 31, 2023, are as follows:

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157 SOR facilities were identified using the CMRT. Of those 157 SOR facilities, eight were removed from the supply chain during due diligence. Of these eight SOR facilities, six temporarily or permanently ceased operations and two allowed their RMAP audit cycles to lapse resulting in a nonconformant status. Of the remaining 149 SOR facilities, 148 SOR facilities are conformant, and one facility ceased/suspended operations on December 19, 2023. We continue to engage with the applicable supplier to confirm its removal from the supply chain.
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We requested our suppliers to engage with the supply chain to remove any nonconformant SOR facilities from the supply chain or to communicate with any nonconformant SOR facilities to bring them into conformance. The two nonconformant smelters were successfully removed from the supply chain.
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We requested our suppliers to engage with the supply chain to confirm that any inactive SOR facilities have been removed from the supply chain. Six SOR facilities were successfully confirmed to be removed from the supply chain. One SOR facility has not yet been confirmed to have been removed from the supply chain, but we continue to engage with the supply chain to confirm its removal.
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After engaging with our suppliers, in accordance with our Supplier Code of Conduct and Ethical Minerals Sourcing Policy, we removed any inactive facilities from the supply chain, engaged in ongoing monitoring, and worked with supply chain partners to ensure conformance to RMAP is maintained. We continue to engage with the supply chain to confirm any remaining inactive SOR facilities are removed from the supply chain.

Conclusion

For the period ended December 31, 2023, the Company has concluded, in good faith, that it contracts with others to manufacture and produce parts where Conflict Minerals are necessary for the functionality or production of our products. Based on our RCOI, we have reason to believe that some of the Conflict Minerals used in the manufacturing of our products may have originated in Covered Countries and may not only be from recycled or scrap resources. The Company has exercised due diligence on the source and chain of custody of those Conflict Minerals in accordance with our Ethical Minerals Program and OECD Guidance.

A summary of the results of our due diligence process for the year ended December 31, 2023 is provided in the table below, and a detailed disclosure by Conflict Mineral type of each facility in our supply chain that provides Conflict Minerals, including the company name, unique company identifier, and country location is provided on the following pages.

Year Ended December 31, 2023:	Conformant:	Active:	NonConformant:	Inactive:	Total:
Tin	49	0	0	0	49
Tantalum	26	0	0	0	26
Tungsten	24	0	0	1	25
Gold	49	0	0	0	49
Total:	148	0	0	1	149

Additional Information

References to websites in this Report are provided for reference and general information only, and the contents of such websites are not incorporated by reference into this Report, nor are they deemed to be “filed” with the SEC to the extent that this Report is incorporated by reference into any filing pursuant to the Exchange Act.

This Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in Report that do not relate to matters of historical fact should be considered forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” “target,” “mission,” “may,” “will,” “would,” “project,” “predict,” “contemplate,” “potential,” or the negative thereof and similar words and expressions. Forward-looking statements are based on management’s current expectations, beliefs, and assumptions and on information currently available to us. Such statements are subject to a number of known and unknown risks, uncertainties and assumptions, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on May 25, 2023, as updated in Part II, Item 1A. “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended December 29, 2023, filed with the SEC on February 1, 2024, as any such factors may be updated or supplemented from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors Relations page of our website at investors.allegromicro.com. All forward-looking statements speak only as of the date of this Report and, except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Tin Facilities:

Company Identifier	Conflict Mineral	Company Name	Country
CID000228	Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
CID000292	Tin	Alpha	UNITED STATES OF AMERICA
CID000309	Tin	PT Aries Kencana Sejahtera	INDONESIA
CID000402	Tin	Dowa	JAPAN
CID000438	Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
CID000468	Tin	Fenix Metals	POLAND
CID000538	Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
CID001070	Tin	China Tin Group Co., Ltd.	CHINA
CID001105	Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
CID001142	Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA
CID001173	Tin	Mineracao Taboca S.A.	BRAZIL
CID001182	Tin	Minsur	PERU
CID001191	Tin	Mitsubishi Materials Corporation	JAPAN
CID001231	Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
CID001314	Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
CID001337	Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)
CID001399	Tin	PT Artha Cipta Langgeng	INDONESIA
CID001402	Tin	PT Babel Inti Perkasa	INDONESIA
CID001406	Tin	PT Babel Surya Alam Lestari	INDONESIA
CID001428	Tin	PT Bukit Timah	INDONESIA
CID001453	Tin	PT Mitra Stania Prima	INDONESIA
CID001458	Tin	PT Prima Timah Utama	INDONESIA
CID001460	Tin	PT Refined Bangka Tin	INDONESIA
CID001463	Tin	PT Sariwiguna Binasentosa	INDONESIA
CID001468	Tin	PT Stanindo Inti Perkasa	INDONESIA
CID001477	Tin	PT Timah Tbk Kundur	INDONESIA
CID001482	Tin	PT Timah Tbk Mentok	INDONESIA
CID001539	Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
CID001898	Tin	Thaisarco	THAILAND
CID002036	Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
CID002158	Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
CID002180	Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA
CID002455	Tin	CV Venus Inti Perkasa	INDONESIA
CID002503	Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
CID002517	Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
CID002570	Tin	CV Ayi Jaya	INDONESIA
CID002696	Tin	PT Cipta Persada Mulia	INDONESIA
CID002773	Tin	Aurubis Beerse	BELGIUM
CID002774	Tin	Aurubis Berango	SPAIN
CID002816	Tin	PT Sukses Inti Makmur	INDONESIA

Company Identifier	Conflict Mineral	Company Name	Country
CID002835	Tin	PT Menara Cipta Mulia	INDONESIA
CID003116	Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
CID003190	Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
CID003205	Tin	PT Bangka Serumpun	INDONESIA
CID003325	Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
CID003381	Tin	PT Rajawali Rimba Perkasa	INDONESIA
CID003387	Tin	Luna Smelter, Ltd.	RWANDA
CID003449	Tin	PT Mitra Sukses Globalindo	INDONESIA
CID003582	Tin	Fabrica Auricchio Industria e Comercio Ltda.	BRAZIL

Tungsten Facilities:

Company Identifier	Conflict Mineral	Company Name	Country
CID000004	Tungsten	A.L.M.T. Corp.	JAPAN
CID000105	Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
CID000218	Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
CID000258	Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
CID000568	Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA
CID000766	Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
CID000825	Tungsten	Japan New Metals Co., Ltd.	JAPAN
CID002044	Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
CID002082	Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
CID002315	Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
CID002316	Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
CID002317	Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
CID002318	Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
CID002319	Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
CID002320	Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
CID002321	Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
CID002494	Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
CID002513	Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	CHINA
CID002541	Tungsten	H.C. Starck Tungsten GmbH	GERMANY
CID002542	Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY
CID002543	Tungsten	Masan High-Tech Materials	VIETNAM
CID002551	Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
CID002589	Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA
CID002645	Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA
CID003407	Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA

Tantalum Facilities:

Company Identifier	Conflict Mineral	Company Name	Country
CID000460	Tantalum	F&X Electro-Materials Ltd.	CHINA
CID000616	Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA
CID000914	Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
CID000917	Tantalum	JiuJiang Tanbre Co., Ltd.	CHINA
CID001163	Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
CID001175	Tantalum	Mineracao Taboca S.A.	BRAZIL
CID001192	Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
CID001200	Tantalum	NPM Silmet AS	ESTONIA
CID001277	Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
CID001522	Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
CID001869	Tantalum	Taki Chemical Co., Ltd.	JAPAN
CID001891	Tantalum	Telex Metals	UNITED STATES OF AMERICA
CID001969	Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
CID002492	Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
CID002504	Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
CID002505	Tantalum	FIR Metals & Resource Ltd.	CHINA
CID002506	Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
CID002539	Tantalum	KEMET de Mexico	MEXICO
CID002544	Tantalum	TANIOBIS Co., Ltd.	THAILAND
CID002545	Tantalum	TANIOBIS GmbH	GERMANY
CID002548	Tantalum	Materion Newton Inc.	UNITED STATES OF AMERICA
CID002549	Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN
CID002550	Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY
CID002557	Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
CID002558	Tantalum	Global Advanced Metals Aizu	JAPAN
CID002842	Tantalum	Jiangxi Tuohong New Raw Material	CHINA

Gold Facilities:

Company Identifier	Conflict Mineral	Company Name	Country
CID000019	Gold	Aida Chemical Industries Co., Ltd.	JAPAN
CID000035	Gold	Agosi AG	GERMANY
CID000058	Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
CID000077	Gold	Argor-Heraeus S.A.	SWITZERLAND
CID000082	Gold	Asahi Pretec Corp.	JAPAN
CID000090	Gold	Asaka Riken Co., Ltd.	JAPAN
CID000113	Gold	Aurubis AG	GERMANY
CID000157	Gold	Boliden AB	SWEDEN
CID000176	Gold	C. Hafner GmbH + Co. KG	GERMANY
CID000233	Gold	Chimet S.p.A.	ITALY
CID000401	Gold	Dowa	JAPAN

Company Identifier	Conflict Mineral	Company Name	Country
CID000425	Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN
CID000694	Gold	Heimerle + Meule GmbH	GERMANY
CID000707	Gold	Heraeus Metals Hong Kong Ltd.	CHINA
CID000711	Gold	Heraeus Germany GmbH Co. KG	GERMANY
CID000807	Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
CID000814	Gold	Istanbul Gold Refinery	TURKEY
CID000920	Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
CID000924	Gold	Asahi Refining Canada Ltd.	CANADA
CID000937	Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
CID000969	Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
CID000981	Gold	Kojima Chemicals Co., Ltd.	JAPAN
CID001078	Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
CID001113	Gold	Materion	UNITED STATES OF AMERICA
CID001119	Gold	Matsuda Sangyo Co., Ltd.	JAPAN
CID001147	Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
CID001149	Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
CID001152	Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
CID001153	Gold	Metalor Technologies S.A.	SWITZERLAND
CID001157	Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
CID001161	Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
CID001188	Gold	Mitsubishi Materials Corporation	JAPAN
CID001193	Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
CID001259	Gold	Nihon Material Co., Ltd.	JAPAN
CID001352	Gold	MKS PAMP SA	SWITZERLAND
CID001512	Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
CID001534	Gold	Royal Canadian Mint	CANADA
CID001585	Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
CID001622	Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
CID001761	Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA
CID001798	Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
CID001875	Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
CID001938	Gold	Tokuriki Honten Co., Ltd.	JAPAN
CID001980	Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
CID001993	Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
CID002030	Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
CID002224	Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
CID002778	Gold	WIELAND Edelmetalle GmbH	GERMANY
CID002779	Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA

Facilities Removed During Due Diligence:

Company Identifier	Conflict Mineral	Company Name	Country
CID000875	Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
CID002459	Gold	Geib Refining Corporation	UNITED STATES OF AMERICA
CID002547	Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
CID002561	Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES
CID002830	Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd	CHINA
CID002834	Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	VIETNAM
CID003379	Tin	Ma’anshan Weitai Tin Co., Ltd.	CHINA
CID003401	Tungsten	Fujian Ganmin RareMetal Co., Ltd.	CHINA